Exhibit 10.10

Date
Name
Address
City, State, Zip

Dear Energy Edge Technologies Corp.:

This will confirm your engagement as an independent sales representative for eCube Solutions, LLC (hereinafter referred to as "the Company") under the following terms and conditions:

1.     You will devote your best efforts to the solicitation of appointments resulting in sales of eCube to users of commercial refrigeration equipment located in the United States on a non-exclusive basis.

2.     You are hereby retained as an independent contractor and not as an employee of the Company. As an independent contractor, you shall be solely responsible to pay all applicable taxes arising from payments made to you by the Company, including, but not limited to, social security, self-employment taxes and disability insurance. You are not entitled to participate in any Company plans, arrangements or distributions pertaining to any pension, stock, bonus, profit sharing or similar benefits.

3.     You agree to indemnify and hold the Company harmless from any and all liability, claims, demands or requirements imposed by federal or state law upon self-employed individuals arising from payments made to you under this Agreement.

4.     You agree to bear all expenses incurred in your sales endeavors except those which the Company agrees to pay for in writing.

5.     You agree to make no representations, warranties or commitments binding the Company without the Company's prior consent. You will execute no agreement on behalf of the Company nor shall you hold yourself out as having such authority. In addition, you warrant and represent to the Company that you are free to enter into this Agreement and that this does not violate any agreement heretofore made by you.

6.     You agree to sell and/or purchase eCube and related-service parts and accessories solely and exclusively from the Company and further agree that this paragraph shall survive termination of this agreement for any reason.

7.     The Company has the sole right to establish, alter or amend eCube specifications, prices, delivery schedules and discounts, and the Company will give you timely notice of any and all changes.

8.     In full payment for all services rendered by you, the Company shall pay you a commission of 20% of the gross selling when eCube is sold at list price. Sales below list price must be approved by the Company in writing and may result in a commission of 5-20%, at the discretion of the Company. The Company shall pay a split commission for any orders involving more than one sales representative and reserves the right to allocate or split the commission in a manner it deems most reasonable to best reward the sales representative who had greatest influence on the sale.

9.     All orders are subject to acceptance by the Company and the Company may reject an order at any time for any reason.

10.      You agree to assist the Company in all collection efforts from non-paying customers upon our request. Notwithstanding the foregoing, the Company shall deduct commission on credits, returns, and bad debts from your commissions as they become due. For the purposes of this Agreement, bad debts are defined as uncollectible invoices exceeding 120 days.

11.      You covenant and agree that during the term of this Agreement, you shall not sell, promote or offer for sale, directly or indirectly, any product which might in any way be deemed competitive to eCube and that you presently carry no line which is competitive with said product. Notwithstanding the foregoing, you agree to notify the Company in writing of all future products with the name of the manufacturer you intend to carry, competing, or otherwise, before your representation of same. This covenant shall become a material part of this Agreement.

12.       Both parties acknowledge that the Company is entering into this Agreement due to your special, unique and extraordinary skills. Accordingly, this Agreement may not be transferred, sold or assigned to any other individual, corporation, partnership or joint venture without the Company's prior approval.

 You hereby covenant, warrant and represent that you will keep confidential, both during the term of this Agreement and forever after its termination, all information obtained from the Company with respect to all trade secrets, proprietary matters, business procedures, customer lists, needs of customers, manufacturing processes and all matters which are competitive and confidential in nature, and will not disclose this information to any person, firm, corporation or other entity for any purpose or reason whatsoever. The Company shall be entitled to an injunction restraining you from disclosing this information in the event of a breach or threatened breach of the provisions of this paragraph.

14.       Any claim or controversy arising among or between the parties hereto and any claim or controversy arising out of or respecting any matter contained in this Agreement or any difference as to the interpretation of any of the provisions of this Agreement shall be settled by arbitration in Mendham, NJ by three (3) arbitrators under the then prevailing rules of the American Arbitration Association.

15.       In any arbitration involving this Agreement, the arbitrators shall not make any award which will alter, change, cancel or rescind any provision of the Agreement and their award shall be consistent with the provisions of this Agreement. Any such arbitration must be commenced no later than One (1) year from the date such claim or controversy arose. The award of the arbitrators shall be final and binding and judgment may be entered in any court of competent jurisdiction. In addition to the foregoing, the Company may apply to any court of appropriate jurisdiction for any of the provisional remedies it may be entitled to, including but not limited to injunction, attachment or replevin, pending the determination of any claim or controversy pursuant to the arbitration provisions of this Agreement.

16.       Service of process and notice of arbitration of any and all documents and papers may be made either by Certified or Registered mail, addressed to either party at the addresses listed in the Agreement.

17.       The Agreement is being made by each of the parties after each party has had an opportunity to fully review, analyze, and obtain legal counsel with respect to this Agreement and all of its terms.

18.       Nothing in this Agreement shall be construed to constitute you as a partner, affiliate or employee of the Company.

19.       This Agreement forms the entire understanding between the parties. It cancels and supersedes all prior agreements and understandings.

20.       There shall be no change, amendment or modification of any of the terms of this Agreement unless it is reduced to writing and signed by both parties.

21.       If any provision of this Agreement is held by a court of competent jurisdiction or arbitration to be unenforceable, the remainder of the Agreement shall remain in full force and effect and shall in no way be impaired.

22.       This Agreement shall be governed by the laws of the State of New Jersey.

Signature page follows.

Your signature indicates your acceptance of the terms and conditions herein. This letter constitutes our entire agreement and may not orally modify or extended.

Very truly yours,
eCube Solutions, LLC
("the Company")

By:	________________ Edward T. Whitney Managing Director

Consented and Agreed:

By:	/s/ Robert Holdsworth Robert Holdsworth President 11-25-09